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                                                                     EXHIBIT 1.2

Articles of Association\x\XEIKON / 22966
"XEIKON"
Naamloze vennootschap/Societe anonyme at 72 Vredebaan, 2640 Mortsel. Commercial Register of Antwerp number 265.170
V.A.T. number : BE 434.998.973

The Memorandum of Association of the company then named "ELLITH" was executed before Notary Public Marcel Wellens at Mortsel on the tenth day of August nineteen hundred and eighty-eight and was published by means of an extract in the Belgian Official Journal dated the following third day of September under number 880903-85.

The Articles of Association have been amended for the last time by deed executed before Notary Public Jan Van Bael at Antwerp on the twelfth day of September two thousand and as a result they are now co-ordinated as follows.

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                       COORDINATED ARTICLES OF ASSOCIATION
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                TITLE I - NAME, REGISTERED OFFICE AND PURPOSE

 ARTICLE 1 :      NAME

1. The name of the incorporated Company is "XEIKON". This name shall always be preceded or followed by the words "naamloze vennootschap" or the abbreviation "N.V.".

ARTICLE 2 :       REGISTERED OFFICE

1. The registered office of the Company is at 72 Vredebaan, Mortsel. It may be relocated by decision of the Board of Directors of the Company to any other location within the Dutch language region of Belgium.

2. The Company may, by a decision of the Board of Directors, establish affiliated companies, subsidiaries, agencies, depots and representative offices in Belgium as well as abroad.

ARTICLE 3 :       PURPOSE

1. The Company's purpose is to develop, manufacture and sell products, and to provide services, in the field of electronic printing techniques.

2. The Company may undertake all industrial, commercial and financial activities which are related directly and/or indirectly to its purpose as described in Section 1 above.

3. The Company may pursue its purpose either acting itself directly or indirectly by participating in other companies or enterprises through acquisition, investment, subscription, merger, lending or any other manner of industrial, commercial or financial participation, provided that such other companies and enterprises have a purpose that is similar to the Company's purpose as defined in Section 1 above or which is directly or indirectly related thereto or which is such

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that the attainment of the Company's purpose may be enhanced, facilitated or expedited thereby.

ARTICLE 4 :       PUBLIC COMPANY

The Company has the status of a incorporated company which has publicly raised funds.

                 TITLE II - TERM OF EXISTENCE AND FISCAL YEAR

ARTICLE 5 :       TERM OF EXISTENCE

The term of existence of the Company is indefinite. It may be dissolved only in accordance with the rules prescribed by law for the amendment of the Articles of Association.

ARTICLE 6 :       FISCAL YEAR

The Company's fiscal year commences on the first day of January and ends on the thirty-first day of December of the same year.

                   TITLE III - REGISTERED CAPITAL - SHARES

ARTICLE 7 :       CAPITAL

1. The capital of the Company amounts to fifteen million two hundred and ninety-six thousand one hundred and seventy point fifty Euro (EUR
15,296,170.50) represented by thirty million six hundred and thirty-three thousand and fifty-five (30,633,055) "A" shares. The capital has been subscribed to, and fully paid up.

2. The General Meeting of Shareholders is empowered to conditionally issue shares, debentures and other securities on such terms as it shall determine.

3. The Board of Directors may at any time request payment in full with respect to any shares that have not yet been paid up in full. In the event a shareholder fails to pay the amounts due within the term set by the Board of Directors, the Board of Directors may decide to charge such shareholder an interest computed, pro rata temporis, from the end of the term set by the Board of Directors until the moment of payment, at an annual interest rate that is three percentage points higher than the interest rate applied by the National Bank of Belgium at that moment.

4.       (a)      The Company shall recognize only one single representative who may exercise the rights of each outstanding share. The rights of the joint owners, usufructuaries and bare owners, mortgagors and mortgagees of shares are suspended until such time as one single person is appointed to represent them.

         (b) The heirs, successors and creditors of any holder of shares of the Company may under no circumstances place under seal property or value of the Company, nor claim the liquidation or distribution of the Company's capital, nor may they become involved under any circumstances in the administration of the Company.

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ARTICLE 8 :       PRE-EMPTION RIGHTS IN THE EVENT OF CAPITAL INCREASE

1. In the event the Company proposes to increase its capital through the issuance of shares for payment in cash, whether by decision of the Board of Directors or a General Meeting of Shareholders, the Board of Directors shall give each holder of "A" shares written notice of such proposal (a "Notice"). The Notice must include information regarding (i) the number and class of the shares proposed to be sold (the "Offered Securities"), and, if such shares will be of a new class, the rights, preferences and restrictions applicable to such new class, (ii) if known, the identity of any proposed third party acquirer or acquirers of the Offered Securities, (iii) the price at which the Company proposes to sell the Offered Securities (the "Offer Price") and (iv) the proposed terms of payment and any other material terms and conditions of the proposed sale. Each Holder shall have a pre-emption right to purchase Offered Securities at the Offer Price and on the other terms and conditions set forth in the Notice. Each Holder who is interested in exercising his right of pre-emption (an "Accepting Holder") must notify the Board of Directors thereof in writing within a period of fifteen (15) days as of the date on which the subscriptions were opened. The term starts as of the notice ("date of notice"). Such notice (a "Holder Acceptance") shall state the number of shares of Offered Securities which such Accepting Holder desires to purchase. A Holder Acceptance shall be deemed to be an irrevocable commitment on the part of the Accepting Holder to purchase the number of shares set forth therein, subject to adjustment pursuant to Section 2 below, for the Offer Price and upon the other terms and conditions set forth in the Notice.

2. If the Accepting Holders collectively have elected to purchase a number of Offered Securities which in the aggregate exceeds the total number of Offered Securities, the Offered Securities shall be allocated among the Accepting Holders so that each Accepting Holder shall be entitled to purchase his Pro Rata Part (as hereafter defined) of the Offered Securities, provided, however, that no Accepting Holder shall be required, or entitled, to purchase a number of Offered Securities greater than the number set forth in his Holder Acceptance.

The Board of Directors shall promptly notify each Accepting Holder of the number of shares allocated to him. For purposes of this Section 2, "Pro Rata Part" means, with respect to any Accepting Holder, the proportion which the share capital of the Company represented by the "A" shares owned by such Accepting Holder on the date the subscriptions were opened bears to the share capital of the Company represented by the aggregate number of "A" shares owned by the Accepting Holders on the date the subscriptions were opened.

3. To the extent the Accepting Holders do not elect to purchase all of the Offered Securities, the Company may, by decision of the Board of Directors, in the case where the proposed capital increase was decided by the Board of Directors, or by vote of seventy-five per cent (75%) of the votes cast at an Extraordinary General Meeting of Shareholders, in the case where the proposed capital increase was decided by the General Meeting of Shareholders, elect to sell the shares of

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Offered Securities as to which pre-emption rights have not been exercised to the third party (parties) identified in the Notice, within a period of six (6) months from the date the subscriptions were opened, at a price per share not less than the Offer Price and on such other terms and conditions as are no more favourable to the third party (parties) than those specified in the Notice. If the sale of the Offered Securities is not completed within such six-month (6 months) period, the provisions of this Article 7 shall again apply.

ARTICLE 9 :       "A" SHARES

The following is a description of the rights of the "A" Shares :

1. Each A share shall be registered in the name of the holder thereof. The holders of registered shares of the Company who intend to offer part or all of their shares through the " NASDAQ national market system ", have the right to request the Board of Directors of the Company in writing, to convert such shares into bearer form with the sole purpose of depositing these bearer certificates with the Depositary that has been selected by the Company to issue, with respect to the deposited shares, American Depositary Shares (the issuance of which will be evidenced by American Depositary Receipts). Such conversion shall only take place under the suspensive condition that the requesting shareholder becomes a party to the Depositary Agreement entered into between and among the Depositary, the Company and the holders of American Depositary Shares. Any shareholder who no longer wishes to hold all or part of his shares through such American Depositary Shares system has the right, in conformity with the Depositary Agreement, to request the Depositary to terminate the Depositary Agreement with regard to such shares, at the expense of the requesting shareholder. After the receipt of such request and after the payment of all expenses payable under the "Depositary Agreement", the Depositary will instruct the Board of Directors to convert the bearer certificates pertaining to the shares for which the Depositary Agreement has been terminated into shares in registered form and to register such shares in the Company's share registry in the name of such shareholder.

2. Each holder of shares is entitled to a number of votes that is equal to the proportion of the Company's capital represented by his shares. Fractions of a vote are not taken into account. As long as the shares have the same fractional value, they each represent one vote.

3. Dividends or other distributions may be declared and paid on each "A" share.

4. In the event of any liquidation or dissolution of the Company, the holders of the "A" shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Company, to share rateably in the remaining net assets of the Company.

ARTICLE 10 :      RIGHT OF CO-SALE

1. When a person or entity (a "Control Shareholder"), whether or not a shareholder of the Company prior to the acquisition of a Majority Interest (as

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defined below), directly or indirectly, in one or through a number of transactions, alone or by mutual arrangement, acquires alone or together with the persons with whom he has acted in mutual arrangement, securities of the Company entitling the holder thereof to more than fifty per cent (50 %) of the votes which may be cast at a General Meeting of Shareholders (a "Majority Interest"), the remaining shareholders become unconditionally entitled to transfer all the shares in their possession to the Control Shareholder

- for the same price, or for the same type of other consideration as was offered in order to acquire the Majority Interest in one single transaction ;

- for the price which equals the highest price, or for other consideration which equals the highest quid pro quo that was offered by the Control Shareholder in order to acquire the shares in several transactions, during the twelve months preceding the acquisition of the Majority Interest.

The Control Shareholder shall be obligated to offer the remaining shareholders the possibility to transfer all the shares in their possession, by way of a public tender offer, in accordance with the rules set forth in the Royal Decree of November 8, 1989 on public tender offers and changes in control of companies.

ARTICLE 11 :      DISCLOSURE OF PARTICIPATIONS

Any person natural or body corporate, including any person or body acting in concert or affiliated with that person or body, who acquires securities of the Company, must notify, in accordance with the rules set out in the Law dated the second day of March nineteen hundred and eighty-nine concerning the disclosure of significant interests in public companies and the regulation of public takeover offers, both the Banking and Finance Commission and the Company of the number of securities he holds, in the event that the voting rights attached to the securities he owns or of which he is the fiduciary or beneficial owner, are equal to or exceed five (5) % of the aggregate voting rights that attach to the Company's securities at the moment this threshold was reached.

The same notice is required when additional securities are acquired and as a consequence thereof the voting rights attached to the securities held by the acquirer attain or exceed ten (10) %, fifteen (15) %, twenty (20) % and so on, each time per five (5) percentage points, of the aggregate voting rights that attach to the Company's securities at the moment this threshold was reached.

The same notice must be given in case of a transfer of securities which results in the reduction of the voting rights attached to the shares held by the said persons, below one of the thresholds referred to in the two preceding sentences. For holders of American Depositary Shares, the ownership of the securities represented by such American Depositary Shares, will be determined in accordance with the beneficial ownership rules of the United States Securities and Exchange Act.

Any violation of the aforementioned rules shall entail the sanctions as set out in the aforementioned Law dated the second day of March nineteen hundred and eighty-

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nine and its implementing orders, regardless as to who exercises or wishes to exercise the voting rights attached to such securities.

ARTICLE 12 :      DEBENTURES

The Board of Directors is authorized to issue debentures. The conditions of issuance will be determined by the Board of Directors. Bearer bonds may validly be signed by two members of the Board of Directors.

                      TITLE IV - MANAGEMENT AND CONTROL

ARTICLE 13 :      BOARD OF DIRECTORS

1. The Company shall be managed by a Board of Directors, which may exercise all such powers as are not by law or by these Articles of Association reserved to the General Meeting of Shareholders.

2. The Board of Directors shall consist of not fewer than five (5) nor more than nine (9) members. Within these limits, the number of directors shall be determined from time to time by the General Meeting of Shareholders. Subject to Section 3 below, the directors shall be elected by the General Meeting of Shareholders for a term not exceeding six (6) years as specified by the General Meeting of Shareholders. Directors may be elected for any number of terms. Directors need not be shareholders.

3. Each shareholder or group of shareholders, having the intention to nominate a person or entity for the election as a member of the Board of Directors, must, at the latest thirty (30) days before the general meeting on which such nomination will take place, inform the Board of Directors in writing of the following regarding each of the candidates :

-        name, first name, occupation ;

-        principal place of residence or place of registered office ;

-        date and place of birth or date of incorporation;

- list of all professions practised and positions held by the candidate, now and in the past ;

- list of all participations and interests held by the candidate during the last five years in companies, associations or other organizations ;

- list of all managerial positions held by the candidate in companies during the last five years ;

- indication of whether or not the candidate was ever convicted for a crime, whether or not the candidate has ever been declared insolvent or bankrupt, or has been director of a company, association or other organization that was declared insolvent or bankrupt during his term in office.

4. In the event that one or more directors resigns from the Board of Directors or dies, a majority of the directors then in office shall have power to fill provisionally such vacancy or vacancies, which must be confirmed by the next General Meeting of Shareholders.

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5.       The Board of Directors shall elect a Chairman from among its members.
In selecting a Chairman, preference shall be given to a member of the Board who resides permanently in Belgium.

6. In case of absence, each director can, by way of a letter, fax message or telex message, authorize another member of the Board to represent him at the meeting and to vote in his name. This authorization is valid for one meeting only.

7. All directors and proxy holders will enter into an appropriate confidentiality agreement with the Company in order to adequately protect the Company's intellectual property rights.

8. In case a corporation is elected as a member of the Board of Directors, a physical person acting for that corporation shall be designated for the purposes hereof.

9. Each member of the Board of Directors may instruct a fellow member by letter, telegram, telex, fax or comparable means, to represent him at any meeting of the Board of Directors and to vote in his stead at such meeting.

10. The Board of Directors shall determine the venue, calendar and agenda of its meetings.

11. Special meetings of the Board of Directors may be called by the Chairman on two (2) weeks' written notice to each director by registered mail (registered airmail, in the case of directors located outside Belgium) or by facsimile transmission. Notice sent by facsimile transmission shall be deemed to be valid when receipt thereof is confirmed by facsimile transmission. Special meetings shall be called by the Chairman in like manner and on like notice on the written request of two members of the Board of Directors.

12. Each notice of a meeting of the Board of Directors shall set forth the agenda for such meeting. Changes to the agenda shall be communicated not less than one (1) week prior to the meeting. Matters not mentioned on the agenda can be addressed only if all directors are present or represented and agree unanimously to address such matters.

A director may waive any complaint for irregular or insufficient notice required by law or these Articles of Association before or after the date and time stated in the notice. Except as set forth in the following sentence, the waiver must be in writing, signed by the director entitled to the notice, and delivered to the Company for inclusion in its records of Board of Directors meeting in question. In any event, by his attendance or representation at the meeting, the director waives any complaint for irregular or insufficient notice.

13. The Chairman will preside over the meetings of the Board of Directors. If he is unavailable the oldest member of the Board present will take the chair.

14. Before the Board of Directors has to decide on one or more transactions or takes a decision that directly or indirectly put at issue a director's personal or functional interest, such director must comply with the applicable laws on conflicts of interest. In the event that one or several directors are in this situation, and the applicable law does not allow them to participate in the deliberations and the vote,

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the decision may be validly adopted by the remaining directors even when the required quorum requirements for deliberations and voting are not met. However, a director may participate in the deliberations and votes on transactions or decisions in which the conflict of interest solely arises from the circumstance that director is a member of the board of directors of a company or companies to which such transactions or decisions relate.

15. In other to deliberate validly on the items mentioned on the agenda, a majority of the total number of directors has to be present or represented. If a quorum shall not be present at any meeting of Board of Directors, the directors present thereat may adjourn the meeting to another time and place, without notice other than the announcement at the meeting of such other time and place.

16. Decisions of the Board of Directors are adopted by a majority of votes cast. In the event of a deadlock, the proposal is deemed to be rejected. Notwithstanding the foregoing, the approval of two-thirds of the members of the Board of Directors that are present or represented at any meetings thereof is required to authorize any of the following matters : (i) the appointment of Managing Directors and the delegation of authority for matters relating to daily management ; (ii) the election of the Chairman of the Board of Directors ; (iii) the granting of special powers of attorney to members of the Board of Directors or to third parties ; (iv) the issuance of debentures ; (v) the distribution of interim dividends ; and (vi) the conversion of reserved profits into authorized capital.

17. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

18. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken in writing without a meeting if all members of the Board of Directors or the committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee.

19. The deliberations of the Board of Directors will be recorded in minutes, to be signed by the chairman of the meeting after approval by the Board of Directors. Proxies given shall be attached to such minutes.

20. Copies or extracts which are required by law or otherwise may validly be signed either by the Chairman of the Board of Directors or by two (2) directors.

21. A dated document, signed by all directors and registered in the register of minutes shall be considered as a decision of the Board of Directors.

22. The General Meeting of Shareholders may grant to one or more members of the Board of Directors compensation in such amount as it shall determine. The directors of the company which are not committed to the company or one of its subsidiaries under an employment contract, are entitled to an annual director's allowance in the amount of twelve thousand five hundred Euro (12,500 EUR), to

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an attendance allowance in the amount of one thousand Euro (1,000 EUR) per meeting of the Board of Directors they personally attend, and to an attendance allowance in the amount of seven hundred and fifty Euro (750 EUR) per meeting of the committee, formed within the Board of Directors, which they personally attend.

23. When the Board of Directors has the intention to transfer all or substantially all of the assets and/or the intellectual property rights of the Company, the Board of Directors must call an extraordinary general meeting of the Company's shareholders in order to inform the shareholders of its intention. The proposed transaction can be effected by the Board of Directors provided such transaction is approved at such meeting by at least seventy-five
(75) % of the votes cast. Such extraordinary meeting may only validly decide on the proposed transaction if shareholders holding shares representing at least sixty (60) % of the Company's capital are present or represented.

ARTICLE 14 :      INTERIM DIVIDENDS

During the course of the Company's fiscal year and before the approval of the annual accounts by the General Meeting of Shareholders, the Board of Directors may determine and distribute an interim dividend.

ARTICLE 15 :      STATUTORY AUDITORS

1. The activities of the Company shall be monitored by one or more statutory auditors. The statutory auditors shall be appointed by the General Meeting of Shareholders from the members of the "Instituut der
Bedrijfsrevisoren" ("Institute of Auditors") for a three year term which shall be renewable. They shall carry the title of "commissaris-revisor".

2. The remuneration of the statutory auditors shall consist of a fixed amount determined by the General Meeting of Shareholders at the time of their appointment in accordance with the guidelines established by the "Instituut der Bedrijfsrevisoren". Such remuneration may only be changed with the consent of the statutory auditors and the approval by a General Meeting of Shareholders.

                          TITLE V - DAILY MANAGEMENT

ARTICLE 16 :      GENERAL POWERS

The Board of Directors may entrust the daily management of the Company as well as the implementation of decisions of the Board of Directors to one or more directors which shall be called "afgevaardigd-bestuurder" (managing director). The Board of Directors shall determine, in its sole discretion the powers of the managing directors.

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                     TITLE VI - REPRESENTATION - PROXIES

ARTICLE 17 :      REPRESENTATION

The Company will be represented before the courts as well as outside court by two members of the Board of Directors acting jointly.

ARTICLE 18 :      PROXIES

1. The Board of Directors may give a special proxy to a proxy holder of its choice, whether a director or not, and empower same to delegate such proxy in whole or in part to a third person.

2. The Board of Directors may delegate the authority to give special proxies to two directors of the Board of Directors acting jointly.

                 TITLE VII - GENERAL MEETINGS OF SHAREHOLDERS

ARTICLE 19 :      PROVISIONS GOVERNING GENERAL MEETINGS OF SHAREHOLDERS

1. The general meeting of shareholders represents all shareholders of the Company, provided that the meeting is validly held.

2. The annual General Meeting of Shareholders shall be held each year on THE LAST FRIDAY OF APRIL AT ELEVEN 'CLOCK, at the location specified in the invitation to such meeting. In the event such day is a legal holiday, the General Meeting of Shareholders shall be held on the next business day.

Extraordinary general meetings will be held at the time and location indicated in the invitation.

3. (a) General Meetings may be validly convened by the Board of Directors or by the Chairman.

         (b) Notices must be given at least twenty-one (21) days and at the most sixty (60) days before the date of the meeting. In addition, the notices must comply with all the applicable legal requirements regarding form and content.

         (c) The Board of Directors and the Statutory Auditors must convene a general meeting within three weeks after the request thereto, when holders of 20 (twenty) % of the capital of the Company submit a written request to the Board of Directors to hold such general meeting. This written request must contain the agenda of the meeting and must be sent to the Board by way of registered mail.

4. The right to participate at the general meeting is based on, either the registration of the shareholder in the share register, or, the deposit of the bearer shares at the location indicated in the notice to the general meeting, at least six (6) working days before the day on which the general meeting is scheduled to be held.

5. When all shareholders are present or represented, and the Company has not issued any debentures or all holders of debentures are present, no proof of notice must be established and the general meeting can validly deliberate and decide regarding those issues which have been placed on the agenda by unanimous consent among the shareholders, provided that the proxy holders have been authorized to vote on these issues by the shareholders whom they represent.

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6.       Provided that the agenda for a certain general meeting justifies the use of such a procedure, the Board of Directors can allow the shareholders to express their votes by letter. This procedure must be expressly set forth in the notice for the meeting.

In that case, every shareholder may vote by using a dated and signed letter, which must contain, on penalty of nullity of the vote, the following information :

- name, first name, profession, principal place of residence of the physical person/shareholder;

- legal form, name, registered office of the legal person/shareholders with identification of the organ which will cast the vote ;

- the complete agenda of the meeting for which the vote is being cast, with indication, for each point on the agenda, of the way the shareholder wishes to vote by using the words "yes", "no" or "abstain".

The shareholder wishing to express its vote by letter, must deposit the above-mentioned letter at the registered seat of the Company, or at the places indicated in the notice, at the latest on the last working day before the meeting is held.

7. Each shareholder may appoint a proxy holder, whether a shareholder or not, to represent him at the General Meeting of Shareholders. The Board of Directors shall determine the form of such proxy. All proxy solicitations must, on penalty of nullity, comply with all applicable provisions of law.

8. The General Meeting of Shareholders will be presided by the Chairman of the Board of Directors. In case the latter is not present the oldest of the directors present will take the chair.

9. The Chairman of the Board of Directors shall appoint a secretary which does not have to be a shareholder. The General Meeting of Shareholders shall appoint one (1) or two (2) vote recorders.

10. Except as otherwise provided by law, the General Meeting of Shareholders may validly deliberate and decide on a matter if the holders of shares present in person or represented by proxy, represent a majority of the registered capital of the Company. If this condition is not fulfilled, an invitation for a new General Meeting of Shareholders must be sent, and the new General Meeting of Shareholders deliberates and decides in a valid way, regardless the part of the registered capital of the Company represented by the holders of shares, present in person or represented by proxy.

Once a share is admitted to the General Meeting of Shareholders for any purpose other than solely to object to holding the meeting or transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting, regardless the purpose of the General Meeting of Shareholders. The holders of a majority of the voting shares present or represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

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11.      When a quorum is present at any General Meeting of Shareholders, all matters mentioned on the proposed agenda shall be determined, adopted and approved by a majority of the holders of voting shares, present in person or represented by proxy, unless otherwise provided by the law of these Articles of Association.

The following actions may be authorized only with approval of seventy-five per cent (75%) of the votes validly cast at a General Meeting of Shareholders :
(i) amendment of the Articles of Association ; (ii) approval of the annual accounts ; (iii) distribution of profits ; (iv) determination of the compensation of the directors and of the statutory auditor ; (iv) authorization of a sale of stock for cash to third parties, and (vi) approval of a discharge of liability to the directors and the statutory auditor.

12. The minutes of the General Meeting of Shareholders shall be signed by the chairman of the meeting, the secretary and the shareholders who so wish.

13. Copies or excerpts of the minutes of the General Meeting of Shareholders that are to be provided to third parties shall be signed in accordance with applicable laws and these Articles of Association.

       TITLE VIII - ANNUAL ACCOUNTS - ALLOCATION OF PROFITS - RESERVES

ARTICLE 20 :      ANNUAL ACCOUNTS

On the thirty-first day (31) of December of each year the Board of Directors shall draw up the inventory and the annual accounts of the Company for such fiscal year. Furthermore they shall draw up an annual report giving an explanation of their policies.

ARTICLE 21 :      APPROVAL OF ANNUAL ACCOUNTS AND RELATED MATTERS

The annual General Meeting of Shareholders shall decide on the approval of the annual accounts, the statement of profit and loss, and the allocation of profits and the appointment, removal and compensation of the directors and statutory auditors, after which it will decide, by separate vote, the discharge to be given to the directors and statutory auditors.

ARTICLE 22 :      ALLOCATION OF PROFITS

The net surplus of the accounts of the Company, after deduction of all general expenses, rents, compensations, taxes, provisions, writing-off and profit retention, will be allocated as follows :

1. Five per cent thereof shall be retained for the legal reserve, this set-aside remaining obligatory until this reserve shall have attained one tenth of the registered capital.

2. The remainder of the profits, after deduction pursuant to the preceding paragraph 1 shall, according to the decision of the General Meeting of Shareholders, be distributed in whole or in part as a dividend to the all the shareholders or be added to the Company's extraordinary reserves and/or be carried forward to the next fiscal year.

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ARTICLE 23 :      PAYMENT OF DIVIDENDS

1. The payment of dividends shall take place yearly at the time and place determined by the Board of Directors.

                              TITLE IX - NOTICES

ARTICLE 24 :      PROCEDURES FOR NOTICE

1. Except as otherwise provided in Title VII above, all notices, requests, consents and other communications permitted or required under these Articles of Association shall be in writing and shall be delivered in person or by facsimile transmission or mailed by certified or registered mail, return receipt requested (where available), addressed as follows :

(a)      if to the Company, at its registered office ; and

(b) if to any registered shareholder, at the address of such registered shareholder on the Company's books and records.

Notwithstanding the foregoing, the registered shareholders have their address for service at the Company's registered office for notices in connection with legal proceedings concerning to these Articles of Association. All such notices shall be deemed sufficiently delivered, given and received (i) when delivered to the addressee, if delivered personally or by facsimile transmission, (ii) ten
(10) days after expedition by mail, if mailed, or (iii) at such time as delivery is refused by the addressee upon presentation. The return receipt, delivery receipt, or, with respect to a facsimile transmission, the answerback, shall be deemed conclusive evidence of such delivery. The registered shareholders of the Company shall be obligated to notify the Company of any change in the address of their registered office or domicile.

                       TITLE X - RESOLUTION OF DISPUTES

ARTICLE 25 :      EXCLUSIVE JURISDICTION

All disputes among shareholders, directors and/or statutory auditors shall be decided by the courts of Antwerp, Belgium, exclusively.

                        TITLE XI - TRANSITORY CLAUSES

ARTICLE 26 :

( a )    Pursuant to Sections 33bis, Section 2 and 34bis, Section 3 of the
Belgian Company Act, the Board of Directors is authorized to increase the Company's capital, at once or in different stages, over a period of maximum five (5) years as of the thirtieth day of March nineteen hundred and ninety-nine, with an amount of up to two million four hundred and ninety-six thousand five hundred and thirty-four point one Euro (EUR 2,496,534.1) (share premium excluded) by contributions in cash or in kind.

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

Share premiums, if any, will be transferred to an unavailable account which will be the guarantee of third parties, as is the registered capital, and which can only be reduced or eliminated by a new decision of the General Meeting of Shareholders, deciding in the manner provided for any amendment to the Articles of Association.

The Board of Directors is hereby authorized, in the best interest of the Company, to waive or limit the execution of the pre-emption rights of the shareholders, whether or not in favour of one or more specific persons who are not members of the Company's personnel ; this authorization is hereby made subject to the condition that the issue price applied is not less than (i) the lowest price at which the shares of the Company have been sold on the Nasdaq National Market or any other regulated market designated by the Board of Directors, in the course of the three previous months, or (ii) if the shares of the Company are no longer traded on any regulated market, the price at which the shares of the Company were offered by the Company during the most recent public issue. If the pre-emption rights of the shareholders are waived or limited in favour of one or more specific persons, the issue price shall in any event not be less than the price determined in Section 34bis, Section 4bis, subsection 2, of the Belgian Company Act.

(b) Pursuant to Sections 33bis Section 4 and 34bis Section 3 of the Belgian Company Act, the Board of Directors is authorized, during a period of three
(3) years as of the thirtieth day of March nineteen hundred and ninety-nine, to proceed with a capital increase, with waiver of the pre-emption rights of the shareholders, in case the Company is informed by the Banking and Finance Commission that the Commission has been notified of a public tender offer with respect to the securities of the Company, provided that (i) such capital increase does not entail the issuance of a number of shares that exceeds one tenth of the shares that are outstanding before such capital increase, (ii) the shares issued in connection with such increase are fully paid up at the time of their issuance, and (iii) the price of the shares thus issued is at least equal to the price of the public tender offer.

Share premiums, if any, will be transferred to an unavailable account which will be the guarantee of third parties, as is the registered capital, and which can only be reduced or eliminated by a new decision of the General Meeting of Shareholders, deciding in the manner provided for any amendment to the Articles of Association.

( c ) Pursuant to Sections 33bis Section 2, 34bis Section 3 combined with
Section 52 septies of, depending on the case, section 101ter of the Belgian Company Act, the Board of Directors is authorized, during a period up to five
(5) years as of the thirtieth day of March nineteen hundred and ninety-nine, in view of the creation of one or more stock option plans in favour of the members of the personnel of the Company or of its subsidiaries, to raise the capital at once or in different stages, by up to two hundred and twenty-eight thousand one hundred and eighty-three point twenty-two Euro (EUR 228,183.22) (share premium excluded), by the issue of maximum four hundred and fifty-seven thousand (457,000) "A" shares or by the issue of warrants or the granting of options which entitle to a same number of "A"

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

shares.

Share premiums, if any, will be transferred to an unavailable account which will be the guarantee of third parties, as is the registered capital, and which can only be reduced or eliminated by a new decision of the General Meeting of Shareholders, deciding in the manner provided for any amendment to the Articles of Association.

The Board of Directors is also authorized, in the best interest of the Company, to waive or limit the execution of the pre-emption rights of the shareholders in connection with this increase of the capital, in favour of the members of the Company's personnel or the personnel of its subsidiaries.

Within the extent of this authorization the Board of Directors can issue shares or warrants or grant options in pursuance of the applicable legal provisions. The conditions for the issue of shares and the conditions for the exercise of the warrants and options are fixed by the Board of Directors. The price of issue of these shares, respectively the price of exercise of these warrants or options shall be at least ten Euro (EUR 10.-), or if this is higher, the average price at which the shares of the Company have been sold on the Nasdaq National Market or any other regulated market designated by the Board of Directors, in the course of the period of time prior to the issue of the shares or warrants or the granting of the options, to be determined by the Board of Directors.

(d) Pursuant to Sections 33bis Section 2, 34bis Section 3 combined with
Section 52 septies of, depending on the case, section 101ter of the Belgian Company Act, the Board of Directors is authorized, during a period up to five
(5) years as of the publication of the amendment to the Articles of Association which was decided by the extraordinary general meeting dated the twenty-eighth day of February two thousand, in view of the creation of one or more stock option plans, mainly in favour of the members of the personnel of the Company or of its subsidiaries, and subsidiarily in favour of one or more directors or consultants of the company or of one of its subsidiaries, to raise the capital at once or in different stages, by the issue of maximum five hundred thousand (500,000) "A" shares or by the issue of warrants or the granting of options which entitle to a same number of "A" shares. This power is cumulative with and does not harm the power vested in the Board of Directors under article 26 (c).

Share premiums, if any, will be transferred to an unavailable account which will be the guarantee of third parties, as is the registered capital, and which can only be reduced or eliminated by a new decision of the General Meeting of Shareholders, deciding in the manner provided for any amendment to the Articles of Association.

The Board of Directors is also authorized, in the best interest of the Company, to waive or limit the execution of the pre-emption rights of the shareholders in connection with this increase of the capital, in favour of one or more specific persons, who have to be mainly members of the Company's personnel or the personnel of its subsidiaries, and, subsidiarily, in favour of one or more directors or

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

consultants of the company or of one of its subsidiaries.

Within the extent of this authorization the Board of Directors can issue shares or warrants or grant options in pursuance of the applicable legal provisions. The conditions for the issue of shares and the conditions for the exercise of the warrants and options are fixed by the Board of Directors, on the understanding that (a) the term for exercising the warrants or options shall not exceed five years, unless longer terms are authorized by the applicable legal provisions, and (b) the price of issue of these shares, respectively the price of exercise of these warrants or options shall be at least ten Euro (EUR 10.-), or if this is higher, the average price (converted into Euro) at which the shares of the Company have been sold on the Nasdaq National Market or any other regulated market designated by the Board of Directors, in the course of the period of time prior to the issue of the shares or warrants or the granting of the options, to be determined by the Board of Directors, or at any moment to be determined by the Board of Directors. When required in order to comply with the applicable legal provisions, the Board can create several stock option plans which vary (especially for what concerns the conditions for the issue).

ARTICLE 27 :

During a period up to three (3) years as of the thirtieth day of March nineteen hundred and ninety-nine, the Board of Directors can decide to purchase the shares of the Company to an extent of maximum ten (10) % of the subscribed capital of the Company, if this is necessary to avoid an impending serious loss for the Company. During a period up to eighteen (18) months as of the twenty-eighth day of February two thousand, the Board of Directors can decide to purchase, in one or more transactions, the shares of the Company or one certificates representing these shares, to an extent of maximum two hundred and eighty-five thousand (285,000) "A" shares at a price which at least equals the average price (converted into Euro) the shares of the Company have been sold on the Nasdaq National Market or any other regulated market designated by the Board of Directors, in the course of the calendar month prior to the purchase by the Board of Directors, and at a price of maximum fifty Euro.

During the maximum period or time authorized by the law, the Board of Directors can also decide or during such period of time the Board of Directors is authorized to dispose of shares of the Company or of certificates representing these shares, which the Company may have acquired under the authorization provided in the preceding paragraph, or under an authorization by the general meeting of shareholders, when this is authorized by section 52bis Section 4 of the Belgian Company Act.


                         CERTIFIED TRUE COORDINATION
                     THE NOTARY PUBLIC - JAN W. VAN BAEL
                                 (signature)

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                   "Jan VAN BAEL - Notary Public - Antwerp"





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CERTIFIED TRUE TRANSLATION from Dutch,
ANNE CLEEREN, sworn translator to the Court of First Instance in Antwerp.


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